Exhibit 99.1

RBI Holding LLC and Subsidiaries

Consolidated Financial Statements

As of December 31, 2016 and 2015, and the

years ended December 31, 2016, 2015 and 2014

RBI Holding LLC and Subsidiaries

Index

Page(s)

RBI Holding LLC and Subsidiaries

Report of Independent Auditors

To the Board of Managers and Members of RBI Holding LLC

We have audited the accompanying consolidated financial statements of RBI Holding LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, of members’ equity and of cash flows for each of the three years in the period ended December 31, 2016.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RBI Holding LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
St. Louis, MO

March 1, 2017

RBI Holding LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2016 and 2015

(in thousands)	2016	2015

Assets
Current assets
Cash and cash equivalents	$11,211	$6,890
Accounts receivable, net of allowance of $1,358 and $1,153, respectively	14,565	13,615
Prepaid expenses and other current assets	1,342	1,286
Total current assets	27,118	21,791
Property, plant and equipment	318,417	284,570
Less: Accumulated depreciation	(141,668)	(95,800)
Property, plant and equipment, net	176,749	188,770
Goodwill	25,534	25,534
Franchise rights	163,362	163,362
Loan acquisition costs, net	141	247
Intangible assets subject to amortization, net	5,170	6,101
Other long-term assets	37	33
Total assets	$398,111	$405,838

Liabilities and Members' Equity
Current liabilities
Accounts payable	$9,020	$8,897
Accrued expenses	10,856	8,646
Accrued interest	2,929	3,052
Deferred revenue	14,618	13,871
Current maturities of long-term debt	4,741	2,570
Other current liabilities	746	652
Total current liabilities	42,910	37,688
Long-term liabilities
Long-term debt	325,653	329,034
Long-term deferred revenue	362	387
Total long-term liabilities	326,015	329,421
Commitment and contingencies (Note 8)
Members' equity
Members' contributions	108,916	105,104
Management Incentive Units	1,896	1,410
Retained deficit	(81,626)	(67,785)
Total members' equity	29,186	38,729
Total liabilities and members' equity	$398,111	$405,838

The accompanying notes are an integral part of these consolidated financial statements.

RBI Holding LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2016, 2015 and 2014

(in thousands)	2016	2015	2014

Revenues	$181,621	$170,324	$161,897
Operating expenses
Operating expenses (excluding depreciation and amortization)	69,768	68,069	65,213
Selling, general and administrative	51,358	49,400	51,127
Corporate costs	5,920	6,156	5,192
Depreciation and amortization	46,942	43,109	38,815
Total operating expenses	173,988	166,734	160,347
Income from operations	7,633	3,590	1,550
Loss on asset dispositions	-	-	(1,100)
Gain on sale of cable assets	-	-	1,425
Interest expense, net	(21,309)	(21,526)	(20,673)
Loss before taxes	(13,676)	(17,936)	(18,798)
Income tax expense	165	185	102
Net loss	$(13,841)	$(18,121)	$(18,900)

The accompanying notes are an integral part of these consolidated financial statements.

RBI Holding LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2016, 2015 and 2014

(in thousands)	2016	2015	2014

Cash flows from operating activities
Net loss	$(13,841)	$(18,121)	$(18,900)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	46,942	43,109	38,815
Amortization of loan acquisition costs	1,600	1,711	1,945
Write-off loan acquisition costs	-	534	-
Management Incentive Units expense	486	560	526
Change in fair value of derivative instrument	4	242	299
Gain on sale of cable assets	-	-	(1,425)
Loss on asset dispositions	-	-	1,100
Changes in assets and liabilities
Accounts receivable, net	(930)	349	(297)
Prepaid expenses and other current assets	(132)	(104)	(361)
Accounts payable and accrued expenses	1,972	2,906	(3,066)
Deferred revenue	723	483	1,729
Other current liabilities	-	-	(78)
Net cash provided by operating activities	36,824	31,669	20,287
Cash flows from investing activities
Purchases of property and equipment	(33,745)	(47,145)	(58,544)
Purchase of derivative instrument	-	(227)	-
Acquisitions, net of cash acquired	-	-	(23,350)
Proceeds from sale of cable assets	-	-	5,675
Net cash used in investing activities	(33,745)	(47,372)	(76,219)
Cash flows from financing activities
Proceeds from issuance of long-term debt	2,000	38,500	46,000
Payment of long-term debt	(4,570)	(25,570)	(2,320)
Loan acquisition costs	-	(596)	(836)
Members cash contributions	3,812	7,622	3,868
Net cash provided by financing activities	1,242	19,956	46,712
Net increase (decrease) in cash	4,321	4,253	(9,220)
Cash and cash equivalents
Beginning of period	6,890	2,637	11,857
End of period	$11,211	$6,890	$2,637
Cash paid during the year
Cash paid for interest	$19,836	$19,394	$18,003
Supplemental cash flow information
Accrued additions to property and equipment	$2,700	$2,473	$3,808

The accompanying notes are an integral part of these consolidated financial statements.

RBI Holding LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

Years Ended December 31, 2016, 2015 and 2014

		Management		Total
	Members'	Incentive	Retained	Members'
(in thousands)	Contributions	Units	Deficit	Equity

Balances as of December 31, 2013	$93,614	$324	$(30,764)	$63,174
Members' contributions	3,868	-	-	3,868
Management Incentive Units	-	526	-	526
Net loss	-	-	(18,900)	(18,900)
Balances as of December 31, 2014	97,482	850	(49,664)	48,668
Members' contributions	7,622	-	-	7,622
Management Incentive Units	-	560	-	560
Net loss	-	-	(18,121)	(18,121)
Balances as of December 31, 2015	105,104	1,410	(67,785)	38,729
Members' contributions	3,812	-	-	3,812
Management Incentive Units	-	486	-	486
Net loss	-	-	(13,841)	(13,841)
Balances as of December 31, 2016	$108,916	$1,896	$(81,626)	$29,186

The accompanying notes are an integral part of these consolidated financial statements.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	The Company

RBI Holding LLC (“Holding”) through its wholly owned subsidiaries, Rural Broadband Investments LLC (“RBI”) and Telecommunications Management, LLC (“TM”), doing business as NewWave Communications (“NewWave”); a wholly owned subsidiary of RBI Holding II LLC (“Holding II”), (collectively, the “Company”) owns and operates cable systems that provide a full range of traditional analog television services, along with advanced broadband services, including television on an advanced digital programming platform, high-speed internet and digital telephone to residential and commercial subscribers. The Company operates in Missouri, Indiana, Illinois, Mississippi, Louisiana, Arkansas and Texas.

The Company acquired its initial operating subsidiaries through a purchase transaction on April 30, 2013, for a price of $261.8 million. Affiliates of GTCR LLC (collectively, “GTCR”) collectively own a majority of Holding. The remaining ownership interest is held by management and other investors. The purchase was funded by $206.3 million of debt and $82.3 million of equity contributions. The $26.8 million excess funding over the purchase price was used to pay debt and other acquisition costs, acquired liabilities, and to satisfy other working capital needs.

2.	Liquidity and Capital Resources

The Company’s sources of cash include cash and equivalents on hand, cash provided by operating activities, borrowing capacity under its revolving credit facility as well as access to capital markets. The Company expects that it will continue to use a substantial portion of its cash flows to meet debt repayment obligations, fund capital expenditures, invest in business opportunities and return capital to its shareholders. The Company expects that existing cash balances, operating cash flows and availability under its Revolver will provide adequate funds to meet its cash flows needs at least through March 31, 2018.

3.	Summary of Significant Accounting Policies

Basis of Preparation of Consolidated Financial Statements

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the wholly owned subsidiary, RBI, as well as operations of TM doing business as NewWave, and Holding II. Operations of the Company also occurred at Ultra Communications Group, LLC (“Ultra”) and Avenue Broadband Communications LLC a subsidiary of Avenue Broadband Holdings LLC (“Avenue”), both wholly owned subsidiaries of TM. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

a.	Revenue Recognition

Revenue from video, high speed internet and telephone are recognized when the related services are provided. Video revenue includes subscriber fees received from residential and commercial customers for the Company’s various tiers or packages of video programming services, related equipment and rental charges, fees collected on behalf of local franchising authorities and the Federal Communications Commission, as well as revenue from the sale of premium networks, linear pay-per-view and digital video recorder service. High-speed internet revenue includes subscriber fees received from residential and commercial customers for the Company’s high-speed internet services. Telephone revenue includes subscriber fees received from residential and commercial customers for the Company’s telephone services. Revenue received from customers who purchase bundled services at a discounted rate is allocated to each product in a pro-rata manner based on the individual product’s selling price on a stand-alone basis. Installation revenue is recognized in the period the service is performed to the extent of direct selling and other costs. Subscribers services paid for in advance are initially deferred and subsequently recognized as revenue on a straight-line basis over the invoice period. Other revenues primarily include advertising sales which are recognized in the period that the advertisements are broadcast. Commissions earned on the sales of merchandise by home shopping networks are recognized in the period during which the merchandise is sold. Launch fees received by the Company from programming vendors are recognized as a reduction of expense on a straight-line basis over the term of the related programming arrangement.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

Franchise fees imposed by local governmental authorities are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities. Franchise fees are reported, on a gross basis in revenue with a corresponding operating expense. Franchise fees reported on a gross basis amounted to approximately $3.3 million for each of the years ended December 31, 2016, 2015 and 2014.

b.	Programming Costs

The Company has various contracts to obtain analog, digital, premium and high definition programming through the National Cable Television Cooperative and others whose compensation is typically based on a flat fee per customer per month at the negotiated rates included in the programming contracts. Programming costs and retransmission fees are paid each month based on calculations performed by the Company and are subject to adjustments based on periodic audits performed by the programmers. The cost of the right to provide network programming under such arrangements is recorded in operating expenses in the month the programming is distributed. Programming costs included in the operating costs line item in the accompanying consolidated statement of operations were $62.1 million, $60.9 million, and $58.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.

c.	Advertising Costs

Advertising costs which are associated with marketing the Company’s products and services are expensed when incurred. Advertising costs are included in the selling, general and administrative expense line item in the accompanying consolidated statement of operations. Advertising costs were $4.3 million, $4.2 million and $3.9 million for the years ended December 31, 2016, 2015 and 2014, respectively.

d.	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash balances at highly qualified financial institutions. Cash and cash equivalents at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000 with some accounts collateralized by additional securities. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. Cash and Cash equivalents are carried at cost, which approximates fair market value.

e.	Accounts Receivable and Allowance for Doubtful Accounts

Gross receivables consisting of trade and other accounts receivables of $15.9 million and $14.8 million have been reduced by an allowance for doubtful accounts of $1.4 million and $1.2 million as of December 31, 2016 and 2015, respectively. The allowance for doubtful accounts represents the Company’s best estimate of probable losses in the accounts receivable balance. The allowance for doubtful accounts is based on the aging of accounts receivable, historical write-off and past collections experience, management judgment and knowledge of customer receivable portfolio. This evaluation is inherently subjective and actual results may differ significantly from estimated reserves. Accounts receivables are generally due within 15 days after the invoice date. Accounts deemed uncollectible are written off against the allowance after all collection efforts have been exhausted and management deems the account to be uncollectible. Concentration of credit risk for accounts receivable is limited due to the large number of customers, individually small balances and short payment terms.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

f.	Property Plant and Equipment

Property, plant and equipment are stated at cost, including labor and certain indirect costs incurred during asset construction. Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized. Indirect costs are associated with the activities of the Company’s personnel who assist in the connecting and activating the new service and consist of compensation and indirect costs associated with these support functions. Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities consisting primarily of vehicles used for installation and construction, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities. Leasehold improvements are amortized over the shorter of their estimated life or the term of the related leases. The Company capitalizes improvements that extend asset lives and expense repairs and maintenance as incurred. At the time of retirements, write-offs, sales or other disposition of property, the original cost and related accumulated depreciation are removed from the respective accounts and the gains and losses are included in the consolidated statement of operations.

The costs of disconnecting or reconnecting to a previously installed customer are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while replacement and betterments are capitalized.

Depreciation is applied on a straight-line basis over the estimated useful lives. The estimated lives used in determining depreciation are:

Cable system plant and equipment	5–20 years
Office equipment	5–7 years
Computer equipment and software	3–5 years
Vehicles	5 years
Buildings	39 years
Leasehold improvements	Lesser of 7 years or lease term

The Company periodically evaluates the useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future.

g.	Income Taxes

The Company is a Delaware limited liability company that is taxed as a partnership. The Company has 100% sole ownership of its subsidiaries, Holding II, RBI and TM (Footnote 11).

h.	Loan Acquisition Costs

Loan acquisition costs are incremental costs directly attributable to issuance of debt instruments. These costs are capitalized and recognized in interest expense over the term of the related debt instrument using the effective interest method for term debt and on a straight-line basis over the contractual term of the Revolver debt arrangement. Loan acquisition costs related to outstanding term debt are presented as a reduction of the carrying amount of the debt liability. Loan acquisition costs related to the Revolver are presented as other assets on the consolidated balance sheets. The Company capitalized loan acquisition costs of $0.3 million and $0.8 million for the years ended December 31, 2015 and 2014, respectively, in connection with the costs incurred to raise debt. No costs were capitalized in the year ended December 31, 2016.

i.	Accounting for Long-Lived and Intangible Assets

Long-Lived Assets

Long-lived assets (e.g., property, plant and equipment) and amortizable intangible assets do not require that an annual impairment test be performed; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events may include, among others, the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated fair value, the asset would be deemed to be impaired. The impairment charge would then be measured as the difference between the estimated fair value of the asset group and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset or asset group.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value. There were no triggering events or impairment indicators for the years ended December 31, 2016 and 2015. No impairments of long-lived assets to be held and used were recorded in 2016 and 2015.

Intangible Assets

The Company’s intangible assets subject to amortization consist primarily of customer relationships, non-compete agreements and tradenames are amortized over the useful lives of 2 years, 3 years and 10 years, respectively.

The Company’s indefinite-lived intangible assets consist of acquired cable franchise rights and goodwill. The Company’s cable systems operate under nonexclusive cable franchises, or franchise rights, granted by state and local governmental authorities for varying lengths of time. The Company acquired these cable franchises through acquisitions of cable systems accounted for using acquisition method of accounting. The value of a franchise is derived from the economic benefits received from the right to solicit new subscribers and to market new products and services, such as digital video, high speed data (HSD) and phone, in a specific market territory. The Company concluded that franchise rights have an indefinite useful life as, among other things, there are no regulatory, competitive, and economic or other factors limiting the period over which these franchise rights contribute to revenues and cash flows. The Company expects to continually renew its franchise agreements and has concluded that the related franchise right is an indefinite lived intangible asset.

Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. The Company does not amortize franchise rights and goodwill. Instead, goodwill and franchise rights are tested annually for impairment or more frequently if impairment indicators arise. Under the accounting rules, the Company can elect to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If impairment is more likely than not to have occurred, then a quantitative assessment is required, which may or may not result in an impairment charge. This assessment involves significant judgment, including certain assumptions and estimates that determine future cash flow expectations and other future benefits, which are consistent with the expectations of buyers and sellers of cable systems in determining fair value. These assumptions and estimates include discount rates, estimated growth rates, terminal growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company data, revenues per customer, market penetration as a percentage of homes passed and operating margin.

The Company also considers market transactions, market valuations, research analyst estimates and other valuations using multiples of operating income before depreciation and amortization to confirm the reasonableness of fair values determined by the discounted cash flow (“DCF”) methodology.

The cash flows employed in the DCF analyses are based on the Company’s most recent budget and, for years beyond the budget, the Company’s estimates are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the reporting unit. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of the reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the goodwill with the goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized in an amount equal to that excess.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

Franchise rights, are tested annually for impairment or earlier upon the occurrence of a triggering event. The impairment test involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the asset group exceeds the fair value, the asset would be deemed to be impaired. The impairment charge would then be measured as the difference between the estimated fair value of the asset and its carrying value. The estimates of fair value of franchise rights are determined using Greenfield Discounted Cash Flow Method (“Greenfield Method”), which entails identifying the projected discrete cash flows related to such cable franchise rights and discounting them back to the valuation date.

Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows attributable to cable franchise rights and identification of appropriate terminal growth rate assumptions. The discount rates used in the Greenfield Method are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

The Company completed a step zero qualitative test in the fourth quarter of 2016 and a step one quantitative test in the fourth quarter of 2015. The Company’s annual tests in 2016 and 2015 indicated no impairment of its franchise rights or the goodwill associated with the Company’s two reporting units.

j.	Asset Retirement Obligations

Accounting for asset retirement obligations, Asset Retirement Obligations (“ASC 410”), requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Certain of the Company’s franchise rights and leases contain provisions requiring the Company to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed. Based on historical experience, the Company expects to continually renew its franchise or lease agreements. Accordingly, the possibility is remote that the Company would be required to incur significant restoration or removal costs related to the franchise agreements in the foreseeable future. A liability is required to be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The obligations related to the removal provisions contained in the Company’s lease agreements or any disposal obligations related to the Company’s operating assets are not material to the Company’s consolidated financial condition or results of operation or are not estimable. The Company has not recorded an estimate for potential franchise related obligations, but would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed.

k.	Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable, other current assets and current liabilities, approximate fair value because of their short maturities (Footnote 7).

l.	Derivative Financial Instruments

Accounting for derivative financial instruments requires that all derivative instruments be recognized on the balance sheet date at fair value. The Company uses an interest rate risk management derivative instrument agreement as permitted under the terms of the credit facility. The Company’s policy is to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates. Using interest rate cap agreement, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts. The Company does not hold or issue any derivative financial instruments for trading or speculative purposes (Footnote 6).

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

m.	Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The new guidance stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09. The guidance is effective for annual reporting periods beginning after December 15, 2017 and interim periods within that reporting period. Early application is permitted. The Company is currently in the process of determining the impact that the updated accounting guidance will have on consolidated financial statements and the method of adoption.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, and to provide certain disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption permitted. The adoption of the updated accounting guidance in 2016 did not have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of the debt liability. The guidance is effective for annual reporting periods beginning after December 15, 2015 and interim periods within those fiscal years. Early application is permitted for financial statements not previously issued. The Company adopted the updated accounting guidance in 2016 and has classified in the consolidated balance sheets unamortized debt issuance costs from loan acquisition costs, net to long-term debt for all periods presented (Footnote 5). The effect of this change was to reduce the previously reported amounts within the consolidated balance sheet as of December 31, 2015 for loan acquisition costs, net and long-term debt by $5.1 million and long-term debt from $334.1 million to $329.0 million. Adoption of the updated accounting guidance did not have a material effect on the Company’s consolidated financial statements.

In September 2015, the FASB issued Accounting Standards Update No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”), which eliminates the requirement to restate prior period financial statements for measurement period adjustments related to business combinations. ASU 2015-15 requires management disclose the portion of the adjustment recorded in current-period earnings by line item, which would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The guidance is effective for annual reporting periods beginning after December 15, 2015 and interim periods within those fiscal years. The adoption of the updated accounting guidance in 2016 did not materially impact the Company’s consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Topic 842, Leases. This standard will require the recognition of lease assets and lease liabilities by lessees for operating leases. This ASU is effective for reporting periods beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. The Company is currently in the process of assessing the impact that the updated accounting guidance will have on the consolidated financial statements.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

4.	Property, Plant and Equipment

The following reflects the Company’s carrying value in property, plant and equipment as of December 31, 2016 and 2015:

(dollars in millions)	2016	2015

Land	$2.0	$2.0
Buildings	2.6	2.5
Office equipment	1.0	1.0
Computer equipment and software	3.5	2.7
Office improvements and furniture	5.3	5.3
Vehicles	9.9	8.9
Cable system plant and equipment	294.1	262.2
Property, plant and equipment, gross	318.4	284.6
Less: Accumulated depreciation	(141.7)	(95.8)
Property, plant and equipment, net	$176.7	$188.8

Depreciation expense was $45.9 million, $40.8 million, and $36.9 million for the years ended December 31, 2016, 2015 and 2014, respectively.

5.	Long-Term Debt

Long-term debt as of December 31, 2016 consists of the following:

(dollars in millions)

4.75000% First lien term loan, due 2020	$248.5
9.00000% Second lien term loan, due 2020	77.7
4.63261% Revolving line of credit, due 2018	8.0
Unamortized loan acquisition costs	(3.8)
Total debt	330.4
Less: Current maturities	4.7
Long term debt	$325.7

Long-term debt as of December 31, 2015 consists of the following:

(dollars in millions)

4.75000% First lien term loan, due 2020	$251.0
9.00000% Second lien term loan, due 2020	77.7
4.07890% Revolving line of credit, due 2018	8.0
Unamortized loan acquisition costs	(5.1)
Total debt	331.6
Less: Current maturities	2.6
Long term debt	$329.0

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company obtained two term loans on April 30, 2013. On March 31, 2014, the Company borrowed $13.5 million to acquire assets in Poplar Bluff. On February 12, 2015, the Company increased its first lien term loan by $25.0 million in incremental borrowings on the same terms and conditions as the existing first lien debt. The proceeds from the borrowings were primarily used to pay down the outstanding revolver borrowings. The first lien term loan bears an interest rate of LIBOR plus 3.75 margin points (with a LIBOR floor of 1.0%). At December 31, 2016, the LIBOR plus margin rate was 4.75%. Interest payments on the first term loan are paid in quarterly installments, along with quarterly principal payments of approximately $0.6 million. In 2016, the Company generated excess cash flow as defined in the credit facility and expects to make a required principal payment of approximately $2.2 million in 2017.

The second term loan was also entered into on April 30, 2013. The interest rate of the second lien term loan is LIBOR plus 8.00 margin points (with a LIBOR floor of 1.0%). At December 31, 2016, the LIBOR plus margin rate was 9.0%. No principal payments are required on the second term loan; however, interest payments are made quarterly.

The Company’s revolving credit facility originally allowed a maximum of $15.0 million borrowing capacity. On March 31, 2014, the revolving credit facility was expanded to a maximum borrowing capacity of $25.0 million. In 2014, $5.0 million, $7.0 million, and $5.5 million were borrowed from the revolving credit facility on May 22, July 24, and September 10, 2014, respectively. In 2015, $2.5 million, $3.0 million, $3.0 million, $2.0 million, and $3.0 million were borrowed from the revolving credit facility on January 9, January 29, May 1, August 3, and November 2, respectively. On February 12, 2015, the full revolving credit facility balance of $23.0 million was repaid through additional borrowing on the first lien. On February 2, 2016, $2.0 million was borrowed from the revolving credit facility and repayments of $1.0 million on August 8 and $1.0 million on November 8, 2016 were made. The revolving credit facility interest rate is LIBOR plus 3.75 margin points, applied to the balance borrowed. The rate on revolving credit facility borrowings are subject to reset with interest rate periods selected by the borrower. At December 31, 2016, the LIBOR plus margin was approximately 4.63%. The Company must pay an annual commitment fee of ½ of 1% paid quarterly on the unused portion of the commitment.

The leverage ratio used to determine compliance with the loan terms is the ratio of consolidated net debt at the end of the quarter to consolidated system cash flow as defined in the credit facility, for the quarter ended multiplied by four. The Company was in compliance with all debt covenants as of December 31, 2016 and 2015.

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2016 are: $4.7 million in 2017; $10.6 million in 2018; $2.6 million in 2019; and $316.3 million in 2020. At December 31, 2016 and 2015, the carrying value of the Company’s borrowing was $334.2 million and $336.7 million, respectively, which approximated fair value based on varying LIBOR interest rates.

6.	Derivative Instruments

The Company accounts for derivative instruments in accordance with ASC 815 — Derivatives and Hedging (“ASC 815”). These pronouncements require that all derivative instruments be recognized on the balance sheet at fair value. On June 19, 2013, the Company entered into interest rate cap to fix the interest rate on variable interest rate debt to reduce the potential volatility in interest expense that would otherwise result from changes in market interest rates. The notional amount of the interest rate cap totaled $250.0 million with a maturity date of March 31, 2016 and interest rate of LIBOR plus 2%. On March 5, 2015, the Company entered into an agreement to purchase a new interest rate cap to manage its interest costs and reduce exposure to the market risk of adverse changes in interest rates. The notional amount of the new interest rate cap is $250 million. Beginning April 1, 2016, through September 30, 2016, the interest rate is capped at LIBOR plus 3.5% and as of October 1, 2016, through the new maturity date of December 31, 2017, the interest rate is capped at LIBOR plus 4%. The fair value of the interest cap was recorded as an asset for a minimal value at December 31, 2016 and 2015 and is included in other long-term assets of the consolidated balance sheet. Gains and losses from changes in fair values of derivatives not designated as hedge for accounting purposes are recognized in the consolidated statement of operations. The Company has no derivative financial instruments designated as hedges. The Company recognized the decrease, due to the change in the fair value of $0.1 million for each of the years ended December 31, 2016 and 2015 and $0.3 million for the year ended December 31, 2014, respectively, in the consolidated statement of operations.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

7.	Fair Value of Financial Instruments

The Company has established a process for determining fair value of its financial assets and liabilities using available market information or other appropriate valuation methodologies. Fair value is based upon quoted market prices, where available. If such valuation methods are not available, fair value is based on internally or externally developed models using market-based or independently-sourced market parameters, where available. Fair value may be subsequently adjusted to ensure that those assets and liabilities are recorded at fair value. The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value estimate as of the Company’s reporting date.

Fair value guidance establishes a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2

Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset and liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carry amounts of cash, receivables, payables, other current assets and other accrued liabilities approximate fair value because of the short maturity of those instruments. At December 31, 2016, and 2015 the interest rate cap had minimal value, using Level 2 inputs (Footnote 6).

The Company’s nonfinancial assets such as franchises, property, plant and equipment, and other intangible assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist. No impairments charges were recorded for the years ended December 31, 2016, 2015 and 2014.

8.	Commitments and Contingencies

The following table summarizes the Company’s payment obligations as of December 31, 2016 for its contractual obligations under operating leases:

Operating
(dollars in millions)	Leases

2017	$0.9
2018	0.6
2019	0.3
2020	0.1
2021	0.1
Thereafter	0.2
Total minimum lease payments	$2.2

The Company leases certain site and office space under non-cancelable operating leases. Rent expense for site leases and office space was approximately $1.2 million for each of the years ended December 31, 2016, 2015 and 2014.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following items are not included as contractual obligations due to various factors discussed below. However, the Company incurs these costs as part of its operations:

●

The Company rents utility poles used in its operations. Generally, pole rentals are cancellable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole rental attachments was approximately $2.5 million, $3.0 million and $2.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

●

The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year. Franchise fees and other franchise-related costs included in the accompanying statement of operations were $3.2 million for each of the years ended December 31, 2016, 2015 and $3.3 million for year ended December 31, 2014, respectively.

●

The Company has a professional services agreement with the Company’s primary equity sponsor, GTCR (“Advisory Agreement”). The Company will pay GTCR an annual management fee of $0.5 million plus reasonable expenses payable quarterly for financial and management consulting services (Footnote 10).

Litigation

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows or business.

9.	Intangible Assets

The Company determines the fair value of the intangible asset using a DCF analysis, which utilizes significant unobservable inputs (Level 3) within the fair value hierarchy. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The impairment test for goodwill involves a comparison of the estimated fair value to its carrying amount, including goodwill.

The Company’s definite-lived intangible assets and related accumulated amortization as of December 31, 2016 consisted of the following:

	Carrying	Accumulated	Net
(dollars in millions)	Amount	Amortization	Amount

Trade names	$8.1	$(2.9)	$5.2
Noncompete agreements	0.9	(0.9)	0.0
	$9.0	$(3.8)	$5.2

Non-compete agreements were fully amortized during the year ended December 31, 2016. As the Company no longer receives benefit from this intangible asset, the carrying amount and accumulated depreciation were written off after being fully amortized.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s definite-lived intangible assets and related accumulated amortization as of December 31, 2015 consisted of the following:

	Carrying	Accumulated	Net
(dollars in millions)	Amount	Amortization	Amount

Trade names	$8.1	$(2.2)	$5.9
Noncompete agreements	0.9	(0.7)	0.2
Customer relationships	1.5	(1.5)	0.0
	$10.5	$(4.4)	$6.1

Customer relationships were fully amortized during the year ended December 31, 2015. As the Company no longer receives benefit from this intangible asset the carrying amount and accumulated depreciation were written off after being fully amortized.

The Company recorded amortization expense of $0.9 million, $1.4 million, and $1.9 million in 2016, 2015 and 2014, respectively.

Based on the remaining carrying value of intangible assets subject to amortization as of December 31, 2016, amortization expense is expected to be $0.8 million in 2017, 2018, 2019, 2020, and 2021. These amounts may vary as acquisitions and dispositions occur in the future.

A summary of the changes in the carrying value of goodwill and franchise rights for the year ended December 31, 2016 are presented below:

		Accumulated
	Gross	Impairment	Carrying
(dollars in millions)	Amount	Charge	Value

Indefinite-lived intangible assets
Franchise rights
Balance as of January 1, 2016	$163.4	$-	$163.4
Balance as of December 31, 2016	$163.4	$-	$163.4
Goodwill
Balance as of January 1, 2016	$25.5	$-	$25.5
Balance as of December 31, 2016	$25.5	$-	$25.5

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the changes in the carrying value of goodwill and franchise rights for the year ended December 31, 2015 are presented below:

		Accumulated
	Gross	Impairment	Carrying
(dollars in millions)	Amount	Charge	Value

Indefinite-lived intangible assets
Franchise rights
Balance as of January 1, 2015	$163.4	$-	$163.4
Balance as of December 31, 2015	$163.4	$-	$163.4
Goodwill
Balance as of January 1, 2015	$25.5	$-	$25.5
Balance as of December 31, 2015	$25.5	$-	$25.5

10.	Related Party Transactions

The Company entered into a professional services agreement with the Company’s primary equity sponsor, GTCR effective April 30, 2013 (“Advisory Agreement”). GTCR provides the Company financial and management consulting services in the areas of (a) corporate strategy; (b) budgeting of future corporate investments; (c) acquisitions and divestitures strategies; and (d) debt and equity financings. The agreement provides that the Company pay fees in an amount equal to one percent (1%) of the gross amount of such equity and/or debt financing. The Company recognized in general and administrative expenses, fees paid to GTCR of less than $0.1 million for each of the years ended December 31, 2016 and 2015 and $0.3 million for 2014, respectively.

In addition under the Advisory Agreement, the Company will pay GTCR an annual management fee of $0.5 million payable quarterly as well as reimbursement for reasonable out-of-pocket expenses in connection with the management services provided under the agreement. The Company recorded management fees and reimbursable expenses within general and administrative expenses of $0.5 million, $0.5 million, and $0.6 million during the years ended December 31, 2016, 2015, and 2014, respectively. In accordance with the agreement, the Company paid GTCR $0.3 million that was expensed for services provided related to the acquisition transactions in 2014. No expenses were incurred in 2016 and 2015 for services provided related to the acquisition transactions.

11.	Income Taxes

The Company is a Delaware limited liability company that is taxed as a partnership. The Company has 100% sole ownership of its subsidiaries Holding II, RBI and TM. Net income or loss for the Company and all subsidiaries does not include a provision or benefit for federal income taxes since the taxable income will be included in the tax return of the members. The Company is subject to taxes assessed on its operations in the state of Texas.

12.	Employee Benefit Plans

The Company has a 401K plan that covers all eligible employees. An employee is eligible to participate once the employee has worked six consecutive months, worked 1,000 hours and attained age twenty-one. Employees may contribute up to the amounts allowable by law, which are 100% vested upon participation.

The Company matches 50% of the employee contributions up to 5% of the employee wages. The Company match is subject to vesting requirements. After two years of service, the participant is 20% vested, 40% after three years, 60% after four years, 80% after five years and 100% thereafter. During each of the years ended December 31, 2016, 2015 and 2014, respectively, the Company’s expense was $0.3 million.

RBI Holding LLC and Subsidiaries

Notes to Consolidated Financial Statements

In 2013, the Company established a long-term incentive program. The long-term incentive program allows for an award to be paid to employees in the event of a sale of the Company is closed. The amount of the award is based on the actual equity sale price of the Company and requires the employee to be employed on the date of the closing of a transaction. Cash payouts will be funded by the Company in the event of a sale and are dependent on the sale price. No liability was recorded at December 31, 2016 and 2015 since the liability is contingent upon a sale of the Company (Footnote 15).

13.	Shared-Based Compensation

On April 30, 2013, the Company, entered into an agreement (“Unit Purchase Agreement”) in which the Company will issue to certain employees (Executives) 21,343,500 of the Company’s Common Units that are Incentive Units. On August 24, 2014, an additional 5,022,000 units were issued. The Incentive Unit awards vest as follows: 20% of the Incentive Units become vested on each of the first five anniversaries of grant and become 100% vested on the fifth anniversary. All awards will become fully vested upon the consummation of a qualified sale or liquidation of the Company.

ASC 718 requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at the grant date, or the date of later modification, over the requisite service period.

As required by ASC 718, the Company accounted for the awards using the fair value method of accounting and used the Black-Scholes option-pricing model to determine fair value. The Black-Scholes option pricing model which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term employees will retain their vested units before exercising them, the estimated volatility of the incentive units over the expected term, and the number of units that will be forfeited prior to the completion of their vesting requirements.

The fair value on grant date was $0.11 per incentive unit. Significant assumptions used in determining fair value include a risk-free interest rate of 0.68%, expected life of five years and expected volatility of 49% and expected zero forfeiture rate. As of December 31, 2016 and 2015, 22,347,900 Incentive Units, were still outstanding and 13,810,500 and 9,541,800 Incentive Units were vested in 2016 and 2015 respectively. There were zero forfeitures and 4,017,600 unvested Incentive Units forfeited in 2016 and 2015 respectively. Incentive units based compensation expense for the years ended December 31, 2016. 2015 and 2014, respectively, was $0.5 million, $0.6 million and $0.5 million and unrecognized compensation expense at December 31, 2016 was $0.6 million which will be recognized over the remaining vesting period or upon closing of a sale.

14.	Members’ Equity

As of December 31, 2016, the Company has 246,144,873 shares of common units authorized and 242,127,273 units outstanding. As of December 31, 2015, the Company has 246,144,873 shares of common units authorized and 242,127,273 units outstanding. Common unit holders are entitled to vote on all matters submitted to a vote of the Company’s unit holders.

15.	Subsequent Events

On January 17, 2017, the Company entered into an Agreement and Plan of Merger (“Merger”) with Cable One, Inc., whereby Cable One, Inc. will become the ultimate parent company owner of the Company for $735 million in cash (subject to customary price adjustments). The Merger is subject to standard closing conditions, including franchise and other approvals. The Company expects to incur customary transaction related costs, including long term incentive and other contingent fees between $14.8 million and $15.3 million.

On February 1, 2017, TM made a restricted cash payment of $2.0 million, as allowed under section 7.06 of the credit facility, to RBI.

The Company has evaluated the impact of subsequent events to the financial statements presented herein through March 1, 2017, the date the financial statements were available for issuance, for the year ended December 31, 2016.